Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 under the Securities Act of 1933 of our report dated July 30, 2025, with respect to the consolidated balance sheets of Metalpha Technology Holding Limited and its subsidiaries (collectively referred to as the “Company”) as of March 31, 2025 and March 31, 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the year in the years ended March 31, 2025 and March 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Onestop Assurance PAC
Onestop Assurance PAC
Singapore
June 29, 2026